Exhibit 99.4

BOUSTEAD WAVEFRONT INC.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

PURPOSE

The purpose of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Boustead Wavefront Inc., a Cayman Islands corporation (the “Company”), is to carry out the responsibilities delegated by the Board relating to the Company’s director nominations process and procedures, developing and maintaining the Company’s corporate governance policies and such other matters required by the federal securities laws. To further this purpose, in discharging the responsibilities set forth below, the policy of the Committee shall be:

●	to maintain regular and meaningful contact throughout the year with the Board, committee chairpersons, members of senior management and independent professional advisors to the Board and its various committees, as applicable, to strengthen the Committee’s knowledge of relevant current and prospective corporate governance issues; and

●	to develop with management and participate in a process for systematic review of important corporate governance issues and trends in corporate governance practices that could potentially impact the Company, in order to enhance the Committee’s effectiveness.

COMPOSITION

The Committee shall consist of at least three directors, who shall be appointed by the Board and serve at the discretion of the Board. Vacancies occurring on the Committee shall be filled by the Board.

Each member of the Committee shall be independent in accordance with the rules of the Nasdaq Stock Market (“Nasdaq”), including without limitation Nasdaq Rule 5605(c)(2).

MEETINGS

The Committee shall hold such regular or special meetings as its members deem necessary or appropriate. The Committee shall report regularly to the Board regarding its actions and make recommendations to the Board as appropriate.

The Committee may require that any of the Company’s personnel, counsel, accountants (including the Company’s auditors), investment bankers and other consultants or advisors to the Company attend any meeting of the Committee or meet with any member of the Committee or any of its special outside legal, accounting or other advisors or consultants.

The Committee is governed by the same rules regarding meetings (including meetings in person or by telephone or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board as described in the Company’s memorandum and articles of association, as amended from time to time.

The Board shall designate a member of the Committee as the chairperson. The chairperson (or his or her designee) shall preside at all meetings of the Committee.

AUTHORITY

The Committee shall have the authority, in its sole discretion, to select, retain and obtain the advice of a director search firm as necessary to assist with the execution of its duties and responsibilities set forth in this Charter. The Committee shall set the compensation, and oversee the work, of any such director search firm. The Committee shall have the authority, in its sole discretion, to retain and obtain the advice and assistance of outside counsel and such other advisors as it deems necessary to fulfill its duties and responsibilities under this Charter. The Committee shall set the compensation, and oversee the work, of its outside counsel and other advisors. The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to any director search firm, outside counsel and other advisors.

Each member of the Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Committee to discharge the responsibilities hereunder.

The approval of this Charter by the Board shall be construed as a delegation of authority to the Committee with respect to the responsibilities set forth herein.

RESPONSIBILITIES

The Committee shall have the authority and responsibilities set forth below; provided, however, that the Committee may supplement or deviate from these activities as appropriate under the circumstances (except as otherwise required by applicable laws or rules). The Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may deem appropriate in its sole discretion (except as otherwise required by applicable laws or rules).

1. CORPORATE GOVERNANCE GUIDELINES. To develop and recommend to the Board for approval, and to monitor compliance with, the Company’s Corporate Governance Guidelines, which shall include provisions regarding director responsibilities, director qualification standards, management succession and other related matters; and to periodically review and recommend to the Board for approval any proposed changes to the Company’s Corporate Governance Guidelines or other documents and policies in the Company’s corporate governance framework, including its charter and bylaws, as amended from time to time.

2. DIRECTOR NOMINATIONS. Based on criteria set forth in the Company’s Corporate Governance Guidelines, (a) to identify and screen individuals qualified to become directors, (b) to approve, and recommend to the Board for nomination, a list of individuals for election to the Board at the annual meeting of shareholders; (c) to approve, and recommend to the Board for appointment, a list of individuals to fill any vacancies on the Board between annual meetings of shareholders; and (d) to review and consider shareholder recommended candidates for nomination to the Board that are validly made in accordance with the Company’s charter and bylaws, as amended from time to time, and applicable law. In connection with the foregoing, the Committee may consider the current needs of the Board and the Company to maintain a balance of knowledge, experience and capability in various areas. The Committee shall also consider and assess the independence of directors, including whether a majority of the Board is and would continue to be independent from management in both fact and appearance, as well as within the meaning prescribed by Nasdaq.

3. COMMITTEE COMPOSITION. To review the Board’s committee structure and composition and to select, approve, and recommend to the Board for approval, the appointment of directors to serve as members and chairs of the Board’s committees annually. In connection with the foregoing, the Committee shall consider, among other things, the independence and experience requirements of Nasdaq and the rules and regulations of the Securities and Exchange Commission and other applicable law.

4. BOARD AND COMMITTEE ASSESSMENT. To develop and oversee a process for annual evaluation of the Board and its committees, and to report the results of such evaluation to the Board, including reviewing annually with the Board the current composition of the Board with regards to characteristics such as independence, age, skills, experience and availability of service to the Company.

5. PROCEDURES FOR INFORMATION DISSEMINATION. To oversee and review the processes and procedures used by the Company to provide information to the Board and its committees. In connection with the foregoing, the Committee shall consider, among other factors, the reporting channels through which the Board and its committees receive information and the level of access to outside advisors where necessary or appropriate, as well as the procedures for providing accurate, relevant and appropriately detailed information to the Board and its committees on a timely basis.

6. CODE OF BUSINESS CONDUCT AND ETHICS. To periodically review the Company’s Code of Business Conduct and Ethics, to review the adequacy and effectiveness of the Company’s procedures to ensure proper compliance therewith, and to recommend any proposed changes thereto to the Board for approval.

7. REQUIRED DISCLOSURES. To review the disclosures regarding governance and director independence and nomination matters set forth in the Company’s annual report on Form 20-F or proxy statement, as applicable.

8. SHAREHOLDER PROPOSALS. To review shareholder proposals (other than compensation-related proposals, which shall be the responsibility of the Compensation Committee of the Board), whether required or otherwise, made for consideration at a shareholders’ meeting, and to make recommendations to the Board as appropriate and/or delegate such responsibility to another committee of the Board; provided that any such proposal was made in accordance with the Company’s charter and bylaws, as amended from time to time, and applicable law.

9. CONTINUING EDUCATION. To consider the need and, if necessary, develop and institute a plan or program for the continuing education of directors.

10. COMMITTEE EVALUATION AND CHARTER REVIEW. To conduct an annual evaluation of the performance of the Committee, and to review and assess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

11. GENERAL AUTHORITY. To perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.